EXHIBIT (a)(1)(iv)

INSTRUCTION FORM
FOR SHARES HELD BY BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES.

Instructions For Tender Of Shares
of Pre-Paid Legal Services, Inc.

Please tender to Pre-Paid Legal Services, Inc., on (our) (my) behalf, at the offered price of $35.00 per share, the number of shares indicated below, which are beneficially owned by (us) (me) and registered in your name, upon terms and subject to the conditions contained in the Offer to Purchase of Pre-Paid Legal Services dated July 5, 2006, and the related Letter of Transmittal, the receipt of both of which is acknowledged.

(1) Number of shares tendered
The undersigned hereby instruct(s) you to tender to Pre-Paid Legal Services the number of shares indicated below pursuant to the terms and subject to the conditions of the Offer.
Aggregate number of shares to be tendered by you for us:	_________________________ Shares

(2) Odd lots (see Instruction 9 on the Letter of Transmittal)

☐	Check here ONLY if you are the record or beneficial owner of an aggregate of fewer than 100 shares, all of which are being tendered.

ODD LOT SHARES CANNOT BE CONDITIONALLY TENDERED

(3) Conditional tender (See Section 6 in the Offer to Purchase)

You may condition the tender of your shares upon the purchase by Pre-Paid Legal Services of a specified minimum number of the shares you tendered. Unless at least the minimum number of shares tendered by you is purchased by Pre-Paid Legal Services, Inc., none of the shares tendered hereby will be purchased. You are urged to consult your tax advisor. Unless this box has been completed by specifying a minimum number of shares, the tender will be deemed unconditional.

☐	Check here and complete the following if your tender is conditional on Pre-Paid Legal Services purchasing all or a minimum number of your tendered shares.

Minimum number of shares that must be purchased, if any are purchased: ____________ shares

If, because of proration, the minimum number of shares designated will not be purchased, Pre-Paid Legal Services may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all of your shares.

☐	Check here if you are tendering all of the shares you own.

The method of delivery of this document is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

The Board of Directors of Pre-Paid Legal Services has unanimously approved the offer. Neither Pre-Paid Legal Services nor its Board of Directors, however, makes any recommendation to any stockholder as to whether to tender all or any shares. Directors, officers and employees of Pre-Paid Legal Services who own shares may participate in this offer on the same basis as our other stockholders. Each stockholder must make his or her own decision as to whether to tender shares and, if so, how many to tender.

(4) Signatures

___________________________ Signature	___________________________ Signature
___________________________ Name (Please Print)	___________________________ Name (Please Print)
Date: __________________________	Date: __________________________
Address: _______________________	Area code and telephone number: ___________________________
____________________________ City State ZIP	___________________________ Social Security Number or Employer Identification Number